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Exhibit 4.2

Gables Residential Trust
2859 Paces Ferry Road
Suite 1450
Atlanta, GA 30339

July 9, 2003

Andrew Duffy
Teachers Insurance and
    Annuity Association of America
730 Third Avenue
New York, NY 10017

Re:	Gables Residential Trust and Gables Realty Limited Partnership

Dear Andrew:

        Reference is made to (i) that certain Registration Rights Agreement dated September 27, 2002 by and between Gables Residential Trust (the "REIT") and Teachers Insurance and Annuity Association of America ("TIAA") relating to the registration and exchange by the REIT of all of its outstanding, unregistered 7.875% Series C Cumulative Redeemable Preferred Shares for registered 7.875% Series C-1 Cumulative Redeemable Preferred Shares and (ii) that certain Registration Rights Agreement dated September 27, 2002 by and between Gables Realty Limited Partnership (the "Partnership" and together with the REIT, the "Company") and TIAA relating to the registration and exchange of all of its outstanding, unregistered (A) 5.86% Senior Notes due 2009 for a like amount of registered 5.86% Senior Notes due 2009 and (B) 6.10% Senior Notes due 2010 for a like amount of registered 6.10% Senior Notes due 2010 (collectively, the "Registration Rights Agreements").

        On April 15, 2003, each of the REIT and the Partnership filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 to consummate the transactions contemplated by the Registration Rights Agreements. Section 2(e) of each of the Registration Rights Agreements contemplates, among other things, that the Company's registration statements would be declared effective by the SEC on or before June 30, 2003 (the "Effective Date").

        The SEC review process has been unusually lengthy and the SEC's response times have been slow. The Company is currently in responding to the third round comments from the SEC, as detailed on the attached letter from our counsel, Goodwin Procter LLP. In order that the Company, along with its auditors, has sufficient time to appropriately respond to the SEC's comments, the Company respectfully requests that the Effective Date for purposes of each of the Registration Rights Agreements, be extended to July 31, 2003.

        Please sign the enclosed copy of this letter in the place provided below acknowledging receipt of this letter and agreeing that the Effective Date of each of the Registration Rights Agreements is amended hereby as set forth herein.

Very truly yours,
GABLES RESIDENTIAL TRUST
By:	/s/ MARVIN R. BANKS, JR. Marvin R. Banks, Jr. Chief Financial Officer
GABLES REALTY LIMITED PARTNERSHIP
By:	Gables GP, Inc., its general partner
By:	/s/ MARVIN R. BANKS, JR. Marvin R. Banks, Jr. Chief Financial Officer

Accepted and agreed:

TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA

By:	/s/ KEVIN J. RIORDAN Name: Kevin J. Riordan Title: Managing Director

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  Exhibit 4.2